Exhibit 99.2

CORPORATE PARTICIPANTS

 Jose Gordo magicJack VocalTec Ltd. - CFO

 Jerry Vento magicJack VocalTec Ltd. - President and CEO

 Tim McDonald magicJack VocalTec Ltd. - COO

CONFERENCE CALL PARTICIPANTS

 Tim Horan Oppenheimer & Co. - Analyst

 Greg Miller Canaccord Genuity - Analyst

 Greg Burns Sidoti & Company - Analyst

 PRESENTATION

Operator

Good day, everyone, and welcome to the magicJack VocalTec fourth-quarter and full-year 2014 financial results conference call. As a reminder, today's call is being recorded. And joining us on the call are Gerald Vento, President and CEO; Jose Gordo, Chief Financial Officer; and Timothy McDonald, Chief Operating Officer.

At this time, I would like to turn the call over to Mr. Gordo. You may begin, sir.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, operator. Good afternoon and welcome to the magicJack fourth-quarter 2014 earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO, and Timothy McDonald, Chief Operating Officer.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date.

These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our annual report on Form 10-K, which was filed with the SEC today on March 16, 2015.

Also during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.vocaltec.com.

With that, I will turn the call over to Jerry.

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

Thank you, Jose. As we begin 2015, I want to briefly explain the lessons we have learned in 2014 and answer some of the questions we have heard from investors. We remain confident in the opportunity to increase shareholder value through effectively leveraging our significant assets, namely our brand, paid subscriber base, our low-cost domestic and international voice network, and solid balance sheet.

As to questions received from investors -- first, why is the updated app not yet launched? We have successfully completed the beta of the iOS version of the update. Based on our feedback from users, we have made modifications and are awaiting final review and approval from Apple to launch. We expect to launch Android after the iOS launch.

In Mexico, the app was beta launched on Android in November and iOS followed in January. Again, based on our user feedback, we modified the offering and began the commercial launch in March in Mexico.

But that doesn't really address the issue of why it has taken so long. The simple answer is that our underlying systems and platform work very well for the current magicJack product, but are not flexible enough to quickly roll out new products to support the growth this team has envisioned for the Company.

So what does this mean? We will manage the core business and look to partners to help drive innovation, leverage our brand, distribution channels, low-cost network, subscriber base, and strong balance sheet.

Another question on investors' minds is whether we will be able to grow domestic unit sales of magicJack. In an era where value of the physical home phone is diminishing in the eyes of consumers as they spend more time on the mobile phone, we responded in 2014 by repositioning the magicJackGO to combine a device and app for mobile users.

The category we operate in has its challenges as cord cutting continues in the US. And we have got a role to play there. And as Tim will describe in more detail, we are seeing signs of stabilization in our core business.

In 2014, we looked to international markets for growth opportunities and announced an agreement with Telefonica to jointly pursue opportunities in select markets, beginning in Mexico. We continue to make steady progress with this partnership and Jose has done an outstanding job of managing that plan.

However, progress has been slower than we envisioned in the second half of 2014. There remains potential in this partnership, but we are not forecasting revenue contribution in 2015. We will conservatively manage Mexico expenses as we monitor market potential.

So in 2015, our focus is on effectively managing our core business to ensure the longevity of our cash flow engine. We expect 2015 to be another year of consistent free cash flow generation.

We will continue to focus on leveraging our resource to increase shareholder value. This includes return of capital to shareholder buyback, funding organic growth, and strategic initiatives.

Turning to our financial results and significant events for the fourth quarter. Revenue for the quarter was $25.7 million. Our renewal revenue grew to $17.2 million, which is a 16% increase on a year-over-year basis.

Renewals now represent 67% of our revenue base, up from 65% last quarter. Device activations were 169,000 for the quarter, which was a slight 3% decline from the last quarter.

We continue to grow our strong balance sheet, with $76 million in cash and no debt. We ended the quarter with 2.75 million active device users. Churn increased slightly to 3.3% compared to 3.1% last quarter, and we ended the quarter with 3.4 million monthly active unique app users, which is consistent with the last quarter.

Turning to our US texting app. The iOS version of the app will be launched within the next 30 days. The app will continue to be a free companion app for the magicJackGO device, meaning that our device customers will now have a free texting service with their device. The app will also be sold separately as a standalone offer.

Our Mexico app is now available in the market on iOS and Android. The app provides for a second line on a subscriber's mobile phone. Subscribers in Mexico can make and receive unlimited calls to and from the US and the service is priced at $1.99 per month.

While these new offerings have revenue growth potential, their recent introduction into the marketplace means that we have no data as yet to predict subscriber take-up rates. Therefore, no revenue for these initiatives will be reflected in our 2015 guidance.

Turning to our core business, while our new app and device initiatives play out in the marketplace, we have taken steps to extend our subscriber lifecycle and maximize cash flows.

Turning to our outlook for 2015, Jose will cover guidance in his remarks, but I would like to touch on a few points of difference in 2015 from 2014. In 2014, we incurred one-time costs in marketing for the industrial redesign of the GO device, web development, app and IPP product suite repositioning, in-store merchandising, and other one-time projects. With the GO relaunch and much of the app completed, we will be more focused and efficient in our marketing spend.

Based on the resolution of most of our pending litigation, we are projecting legal spend to be significantly reduced compared to prior years. These cost reduction initiatives will maximize cash flows and extend the lifecycle of our US core business.

Since 2007, our platform has radically lowered phone bills across North America under the magicJack brand, fundamentally disrupting the landline phone business. And as I said, cord cutting continues in the US and we have a role to play there.

Cost-conscious consumers love our ultra low-cost home phone replacement service. And now we have extended that value to their mobile phones with our app that can call and text any US mobile or landline carrier. Our US core business is stable and we have adequate visibility that informs our view that we can continue to generate good cash flows in 2015.

We also believe that our stock is undervalued. As a result, our Board of Directors has approved a $20 million stock buyback program. We believe it is very important to signal that returning value to our shareholders is our highest priority.

With that, I would like to turn the call over to Tim.

Tim McDonald - magicJack VocalTec Ltd. - COO

Thanks, Jerry. As we discussed on the last call, the strategies we implemented in the second half of 2014 have set the table for stabilization of our core cash flow engine, the magicJack.

In the third and fourth quarters, we made steady progress on our turnaround plan. However, we are not satisfied by the results to date and remain committed to increasing shareholder value.

In the fourth quarter, we generated 169,000 activations, slightly below our third-quarter activations and nominally ahead of our second-quarter activations of 165,000. As noted on the last call, we typically experience slight lag between product sales and activations.

Device sales to consumers in our retail channel were up from the third quarter, despite a continued decline in RadioShack. Device sales in the second half of the year were slightly lower than the first half in both our direct and retail channels.

Retail device sales performance in Q4, and in fact, throughout 2014, was adversely impacted by operational deterioration of one of our leading retail partners, RadioShack, where we saw much greater year-over-year declines versus other distribution channels.

While we experienced this slight decline, I should point out that at midyear, we shifted our core product offering from the 2014 magicJack PLUS at $49.95 to the magicJackGO, with a 20% higher price of $59.95. The PLUS was sold with six months of service, while the GO includes 12 months. This shift to one year provides even greater value for consumers and our retail partners prefer the higher price point and greater consumer value.

In the fourth quarter, working closely with our leading retail partners, we introduced targeted promotions in retail. During these periods of targeted promotion, we experienced a measurable lift in unit sales. We continue to work with our retailers to optimize sales.

We are currently running a special spring promotion for the month of March and the early results are promising, based on our promotional activity in the fourth quarter, our target consumers clearly respond to promotional pricing. During the fourth quarter, we continued to sell the lower-priced, six-month 2014 PLUS in direct and other online channels as well as in certain retailers in both the US and Canada.

While the GO remains the majority of device sales in these channels, we continue to see robust demand for the lower entry priced offer. To respond to this clear demand, we intend to launch a lower-priced offer with a three-month initial term in the coming months. This lower-priced offer will initially be sold online as we work with some of our existing as well as potential value-oriented retailers to bring the product to retail.

The new device offer will effectively be designed as a replacement for the 2014 PLUS and requires minimal technical or development work. The three-month offer will be priced at $39.95.

In the second half of 2014, we introduced additional options for renewal and began to communicate more frequently with expiring customers. We now have the ability to provide more flexible renewal options that include new one-month and six-month offers and provide for the flexibility to purchase online or in-store with cash in thousands of locations.

These new options work well with the new three-month device by allowing customers to either pay $35 for one year of service or pay a low monthly rate of $5, which is 50% lower than the monthly recurring plans offered by our competitors.

Renewal unit sales in 2014 were the highest in the Company's history. I should note that these results were delivered in the context of an increase in the renewal price, from $30 to $35, that took effect in the third quarter.

This is important to note for two reasons. First, in the past, subscribers have purchased new devices as an alternative to renewals. In 2014, while device sales were reduced, this was somewhat offset in the growth in renewals. The strength in our renewal sales speaks to the stickiness of our service and the longevity of our core subscriber base.

Second, increasing sales of renewals comes at a lower cost and results in higher margin and cash flow than a retail device sale. There are three specific strategies we are implementing to increase renewals.

First, we are communicating more effectively with our expiring customers, notifying them of their need to renew as well as highlighting our increased renewal opportunities in our monthly customer communications.

Second, we will continually look at our renewal pricing to ensure that we are providing options that appeal to a wide range of customers and we'll look at new ways to improve renewal rates through targeted promotions.

Third, we continue to add to the utility of our service through the addition of the companion app that will soon offer subscribers the ability to text from their home or business number. Our renewals experience demonstrates the value of our offer to consumers. And renewals result in both high margin and absolute revenues to the Company.

As noted on our last call, our updated app remains simple and utilitarian. It provides for a dedicated US phone number and unlimited voice and text. The app enables texting to any US mobile carrier and it is not simply app to app.

There are two markets for the app. First, the app as provided is an important new feature of our core service. So with the launch of the app, our subscribers will now be able to text from their home or business phone.

This is an important new feature that is being highlighted by many leading cable companies in recent advertisements. We see this as an important value add to our subscribers and will be offered free with either device purchase or subscription renewal.

The second target market for the app is for consumers who would like either a second number on their smartphone or like to transform any Wi-Fi-enabled device into a phone with unlimited talk and text. As recent media reports indicate, there is a growing interest in Wi-Fi-enabled calling and our app is designed to address this market.

In 2015, we will optimize our marketing expense with a targeted mix of television and digital. We intend to flex our budget based on specific promotional periods to more efficiently capitalize on our media spend in support of our leading retail partners' in-store promotions. We will target the traditional core demo for our products.

Our marketing spend is largely driven by the variable media spend. We anticipate a significantly reduced media spend in 2015 as we focus on profitability and cash flow. Year to date, we have experienced solid results from our reduced marketing spend.

We are experiencing strong activations in the first two months of 2015. Additionally, we are seeing continued strong performance in renewals as we begin to benefit from the enhanced subscriber communications we implemented in late Q4.

Analysts have commented about the fatigue in the home phone replacement market and question whether despite our efforts to reposition and reinvigorate our brand, we can return to growth in what appears to be a declining category. We experience the same challenges as our competitors have recently noted. However, we continue to see modest signs of stabilization.

Despite the clear market headwinds, our service remains both profitable and a strong engine for cash flow generation. And competitively, we remain by far the value-priced leader in the category.

We will work to become more efficient in our marketing spend to achieve attractive cost per gross addition. And we will continue to work to improve average revenue per user through improved renewals and value-add services, such as international calling.

With that, let me hand the call over to Jose.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, Tim. Good afternoon, everyone. Our fourth-quarter financial performance was highlighted by solid renewal revenue and our strong balance sheet. Starting with the P&L for the quarter, we generated total GAAP net revenues of $25.7 million, a decrease of less than 1% compared to the third quarter.

Revenues for magicJack device sales for the quarter were $3 million as compared to $3.1 million last quarter. Renewal revenue was $17.2 million, an increase of 2%, and up sequentially from $16.8 million in the third quarter.

As a percentage of total revenues, renewal revenue accounted for 67% of total revenue, up from 65% quarter over quarter. We are pleased that renewal revenue, which represents the recurring portion of our business, has continued to grow and become a stronger component of our overall revenue.

Network expense for the quarter was $4.4 million, a 7% decrease from the prior quarter. Total operating expenses decreased 20% from the prior quarter to $13.7 million, primarily due to a $1 million decrease in marketing spend, a $2.2 million decrease in G&A spend, and a $230,000 decrease in R&D spend.

G&A for the third quarter included a one-time $2.5 million impairment of an intangible asset. The $1 million decrease in marketing expense in the fourth quarter is largely attributable to a decrease in media spend and other marketing projects as compared to the third quarter. For the quarter, we had substantially flat cost per activation of $24.42 versus $24.49 last quarter as media spend and device activations declined slightly from the third quarter.

Turning to profitability, our GAAP operating income was $3.4 million compared to an operating loss of $804,000 from the prior quarter. The difference is, again, primarily attributable to the one-time $2.5 million impairment in the third quarter, discussed earlier.

Our income tax expense for the quarter was $7.2 million compared to an income tax benefit of $823,000 for the third quarter. The large income tax expense was due to a few notable income tax items, which I will discuss further in a few moments.

Our GAAP net loss for the quarter was $3.8 million, as compared to a GAAP net loss of $1,000 for the third quarter, with net income in the third quarter being impacted by the one-time impairment. GAAP diluted loss per share for the quarter was $0.21, based on 17.9 million weighted average diluted shares outstanding, as compared to GAAP diluted loss per share of $0.00, based on 17.8 million weighted average diluted shares outstanding for the third quarter.

Turning to non-GAAP results, for the quarter, we reported adjusted EBITDA of $6.8 million as compared to $4.1 million last quarter. Without the notable income tax items in the quarter, non-GAAP net income for the quarter was $2.7 million as compared to $4 million last quarter. Non-GAAP earnings per share for the quarter was $0.15, based on 17.9 million weighted average diluted shares outstanding.

Operating cash flow for the quarter was $1.5 million as compared to $3.4 million for last quarter, with the decrease being primarily attributable to lower sales of the magicJack device combined with timing of cash payments. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to a summary of our results for the full year, we reported 2014 GAAP net revenues of $116.3 million. Revenues from sales of magicJack devices were $24.6 million as compared to $54.5 million in 2013. Access rights renewal revenues were $65.5 million, up 15% as compared to $57 million in 2013.

GAAP operating income was $13.6 million as compared to $47.4 million in 2013. GAAP net income was $3.8 million as compared to $70.3 million in 2013. GAAP diluted earnings per share for fiscal 2014 was $0.21, based on 17.9 million weighted average diluted shares outstanding, as compared to $3.81, based on 18.5 million weighted average diluted shares outstanding for the same period last year.

Fiscal 2014 operating cash flow was $25 million as compared to $35.3 million last year. The $10.3 million decrease was primarily attributable to less magicJack devices and other magicJack products sold.

Taking a look at our full-year results on a non-GAAP basis, adjusted EBITDA was $29.6 million as compared to $58.2 million in 2013. The decrease was driven primarily by lower device international prepaid and ancillary revenues, increased marketing and G&A expense, and these two items were offset by lower network and carrier charges and lower device costs.

As a percentage of total revenue, fiscal 2014 adjusted EBITDA was 25% of revenue as compared to 41% last year. Non-GAAP net income for fiscal 2014 was $19.1 million as compared to $39.9 million last year. Non-GAAP net income per diluted share for fiscal 2014 was $1.07, based on 17.9 million weighted average diluted shares outstanding as compared to $2.16, based on 18.5 million weighted average diluted shares outstanding for the same period last year. Total deferred revenues were $111.2 million at year end as compared to $114.5 million last quarter.

Turning to income taxes, as reported in prior filings, we are under IRS audit for federal income tax years 2010 to 2013. Based on developments in the fourth quarter, we are pleased to report that we are presently negotiating a potential settlement of all years under audit with the IRS. We have prior prepaid taxes that will offset amounts owed as a result of the audit. And we estimate that the amount of additional cash taxes payable upon audit completion will be between $1 million and $2 million.

In addition to the IRS audit and Israeli -- we also accrued another $8.7 million in the fourth quarter for uncertain tax positions covering various other matters. The aggregate of these items is what drove our final effective income tax rate for 2014 to approximately 72%. Excluding these fourth-quarter items, our effective income tax rate for 2014 would have been 31.2%.

When summing up these fourth-quarter tax matters and other uncertain tax positions previously disclosed in our filings, our total uncertain tax positions as of December 31, 2014 were $18.6 million.

We have a prepaid income tax balance of $12.5 million, which is available to offset these uncertain tax liabilities. With respect to the remaining $6.1 million in accrued income tax liabilities, we note that these accruals are appropriate and are required to be taken at this time, based on our current best estimates.

However, it is important to emphasize that the accruals relate to open tax matters that have not yet been resolved. We are working with our advisors to contest these matters in an effort to reduce them below accrued amounts.

We are very pleased with our progress on these various tax matters and believe that potentially closing out four US income tax years will position us well from an US income tax perspective going forward.

Turning to our balance sheet, as of December 31, we had cash and cash equivalents of $76 million and no debt. Our deferred revenues declined slightly quarter over quarter to $111.2 million from $113.5 million.

We continue to generate solid operating cash flow. Our US core business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value. But looking forward, our US core business is stable and we have adequate visibility that we should continue to generate good cash flow in 2015.

In addition, we and our Board of Directors believe that our stock is undervalued. As a result, as Jerry announced, our Board has approved a $20 million stock buyback program.

To further underscore the point that we are undervalued, we look at the underlying value of our core assets. We look at the fact that we had $76 million in cash at year end, which is approximately $4.25 per share in cash alone.

We look at the value of our customer base using traditional customer lifetime valuation methodologies. We also look at the value of our CLEC network, which we estimate would take a third party at least two years to build.

With nationwide interconnect agreements with major carriers and hardware infrastructure throughout the US, our CLEC network is the driving force behind our ultra low-cost call termination network.

From our perspective, the summation of the values of these three core assets would yield a stock price materially above where we trade today. And this excludes the value of our national brand, our retail distribution channels, and our intellectual property, which would be further accretive. So to summarize, we think we are meaningfully undervalued today just based on the sum of our existing core assets, exclusive of any credit for growth initiatives.

Turning to our financial outlook for the full year 2015, we intend to remain squarely focused on maximizing operating cash flow in our US core business while we execute on our growth plans. As Jerry said, we plan to spend significantly less on marketing and on legal fees, both of which will add to our bottom line and operating cash flow for the year.

We are projecting 2015 revenues in the range of $100 million and we are projecting 2015 adjusted EBITDA in the range of $28 million to $30 million. We emphasize that these projected results do not factor in revenue from our active growth initiatives.

We wanted to forecast 2015 strictly on the basis of the US core business. We expect our effective 2015 tax rate to be approximately 30% to 31%.

With that, I would like to turn the call back to Jerry.

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

 Great. Thanks, Jose. Operator, let's turn the call over to participants for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Tim Horan, Oppenheimer.

Tim Horan - Oppenheimer & Co. - Analyst

Was there any -- it looked like -- I'm sorry if I missed this, but the network expenses were down pretty good sequentially. Was there anything going on there one-times or is this a pretty good run rate here?

Jose Gordo - magicJack VocalTec Ltd. - CFO

It's a pretty good run rate, Tim. And actually, we probably expect to see further reductions as we continue to groom the network in 2015.

Tim Horan - Oppenheimer & Co. - Analyst

Great. And then I don't think you guys talked about the international calling plans on the call. Maybe I missed it. Are you guys pulling back from that initiative or is it a further -- well, yes, just some thinking on international.

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes. Hey, Tim. No, we are not pulling back on it, as we talked on the last call. We've sort of had a couple of different initiatives there underway. Starting with essentially, and as reflected in some of those network costs that you asked Jose about, reducing our termination costs to sort of increase our margins on our core business.

We did targeted promotions in late Q4, which were successful. They were done to measure the ability to drive both new purchasers of international calling as well as increasing usage. What we found is we got strong uptake among the app users, which was encouraging, both for downloading and purchasing the international calling.

What we are trying to do right now is balance the international call -- a more aggressive international calling offers with the cash flow that we generate on our current international minutes. In other words, we don't want to re-rate the base. So we are looking to provide app-only international calling offers and you will see more of that from us in Q1 and Q2.

Tim Horan - Oppenheimer & Co. - Analyst

Great. And just so I understand the guidance, the $100 million seems fairly really, really low. Are you just saying -- and then the $29 million of EBITDA. Is that related to the $100 million, if you were to grow new initiatives?

Would the EBITDA would be dilutive by that? Like if you were to grow Mexico more aggressively on marketing the app, would the $29 million of EBITDA be affected by that, if the revenue growth went up more like to $110 million to $120 million? Just so I understand the thinking on the guidance.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes, Tim. We want to be really clear about this. Last year, we got a little bit out in front of our skis. And I think we have taken a completely different tactic this year and said we are just going to forecast the core until the initiatives take hold and we have real traction that we can point to.

So any upside, financially, that comes from the initiatives that we have been working on that we've announced the last few quarters would be accretive to the numbers we put out. These numbers are strictly based on the US core.

And then to address the second part of your question, obviously we would like -- yes, there will be investment with respect to the US app in Mexico if they start to gain traction, but we would like to think that the revenues would be more than the incremental spend. So ideally, that would also be accretive to EBITDA.

Tim Horan - Oppenheimer & Co. - Analyst

Got you. And any more updates, maybe, on just how the voice quality is doing on the app and just how the app is doing itself?

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes. I mean, the voice quality continues to improve. It continues to be a focused effort by the team. And the app uptake has sort of been consistent and flat.

Quite frankly, the app is due for a shot of adrenaline and everyone has been waiting to get this texting feature out to give the app a new shot of adrenaline. And so when that happens, I think you will see more activity around the app downloads and the app usage, but right now, it needs that shot of adrenaline. That is long overdue. But voice quality something we continue to monitor; it's something we continue to improve.

Tim Horan - Oppenheimer & Co. - Analyst

So when you launch on iOS, will it have the texting capability when you launch?

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes, it has the texting capability now. I mean, it was in beta in January, when we started. It works quite well. We had it in beta with a large number of existing magicJack customers and they were using it actively. And it is in and out texting, to and from any mobile carrier in the US.

And the response has been terrific. I mean, we, quite frankly, just nominal user experience comments, but nothing substantive, nothing material from a technical standpoint. And the team is eager to get the thing out there. Obviously, we are all disappointed with the delays, but in very short order, it will be out there and everyone will see it. It is real texting and it's real mobile.

Now one of the things that we've talked about is app-only revenues, Tim, but I was trying to sort of focus on in my comments the importance of this feature to our core device, both to sell devices as well as to enhance the value of a subscription renewal. So the texting works well and we are looking forward to getting it into the market.

Tim Horan - Oppenheimer & Co. - Analyst

And then on the volumes a little bit, the devices under license I guess declined this year -- around 300,000, a little bit more. 350,000. Or actually; sorry, about that -- 450,000.

Do you think that can materially improve this year? I mean, could we see more like a 200,000 to 300,000 down year or just what you are thinking on the devices on the contract?

Jose Gordo - magicJack VocalTec Ltd. - CFO

We are projecting improvement there, Tim. Probably want to avoid putting a number on it, but we do want to see improvement there and we are forecasting a moderate improvement.

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes, Tim, and I would just add to that. What we are seeing in Q1 and Q2 are strong activations and strong renewals. So those are the pincers on sub-decline. And so we are encouraged by those trends.

And obviously, the opportunity around the lower-priced offer serves to hit an incremental price point for device sales, but it is a matter of increasing the activations and increasing renewals. And we are seeing positive trend line in Q1, for sure.

Tim Horan - Oppenheimer & Co. - Analyst

Any reason that -- the churn kind of was spiked up in the fourth quarter, the 3.3%. And that is kind of -- it seems like the key to the number for next year. Any reason for the increase in churn in the fourth quarter?

And do you measure it all how many customers are using it on a fairly regular basis? Of your 2.5 million customers, what percentage of that are use it every quarter or so? Any kind of color there would be helpful.

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes. So two things here -- and you can chime in. Tim, yes, there was a change in our -- how we treated people under a grace period that took place in December that nominally impacted churn in the month of December that was sort of reversed in January and February. Namely, we had given people a grace period after their subscription expired, where the device was still active before they were required to renew.

We have tightened that up and we have improved the communications with our renewing subscribers. So there was subscribers that got essentially kicked off in December and then came back on in January and February.
So there was a little bit of an anomaly. I am not sure I would extrapolate that number for 2015. Let's see where the numbers come out in Q1. So yes, I mean, that is how I would be thinking about the churn.

Tim Horan - Oppenheimer & Co. - Analyst

And any color about what the base kind of looks like? What percentage of the base is using the device quarterly or monthly?

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes, we monitor that and we have that data. We haven't released that data. No reason why we couldn't. The devices ping the network daily to ensure that they are alive and still able to make calls.

So we have that. Let me look through it and see what is fair for sharing, but we have no problem going into those details with you, Tim.

Tim McDonald - magicJack VocalTec Ltd. - COO

Great. Okay, thanks, guys.

Operator

Greg Miller, Canaccord.

Greg Miller - Canaccord Genuity - Analyst

I think Tim pretty much got just about everything, but Jerry had mentioned earlier in the call the signs of life in the core base that you guys have been seeing. Is that just in response to the promotional activity in addition to the good job you guys have been doing on the renewals? Or is there -- are there more details to that that you can share with us tonight?

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

Hi, Greg. We began a program in 2014 to allow more touch points for customers to contact us. So live chat occurs and that never occurred in the past. Resolution of customer complaints.

So repeated subscriber calls to care are down. Chat lengths are down and complaints are down. And that coupled with the outreach to consumers -- the sort of re-engagement with consumers on a regular basis -- we believe has all contributed to improved renewals. And we have got a strong focus on that.

Greg Miller - Canaccord Genuity - Analyst

Okay. Sounds good. And in terms of the operational issues, you'd mention the systems that might not be up to snuff, where a full-blown launch south of the border. Can you share any of the details of the issues that you have and who are you looking to partner with from a technology perspective? And does it have any implications for what the margins might actually be on that product once it gets rolling?

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

Maybe we can -- Jose, you can chime in here. But just to be clear, on the so-called south of the border, you are referring to Mexico?

Greg Miller - Canaccord Genuity - Analyst

Yes.

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

Yes. So we envisaged that we would have greater progress there. And things in the second half of 2014 were slower than we anticipated. But we actually launched the app in November on iOS -- sorry, on Android. And then in January -- early January on iOS.

We tinkered with the model. We conducted more surveys as we have done with the US app that Tim referred to. We got feedback from customers and we modified that app, the plan, the pricing, the trial period, and we are now fully launched in Mexico. But just launched in Mexico.

So there hasn't been a platform issue there at all. It is really -- it has gone relatively quick compared to what we have experienced in the US. When I was talking in my prepared remarks about the platform in the US, really designed for the GO device. And it works really well.

When you start to launch mobile products on that platform, it is challenging. It has taken us longer than anticipated, but we are right on the edge of a launch, subject to getting Apple approval, and the Android device will follow soon thereafter. So that is where we are.

Jose, I don't know if you want to add to that.

Jose Gordo - magicJack VocalTec Ltd. - CFO

No, that's good, Jerry. I think you covered it.

Greg Miller - Canaccord Genuity - Analyst

Thanks for clarifying. I jumped on the call just a little bit late. That helps. Thank you. And I think Tim pretty much got everything else. Thanks, guys.

Operator

Greg Burns, Sidoti and Company.

Greg Burns - Sidoti & Company - Analyst

I just wanted to better understand the delays in Mexico. What has been the challenges or the issues there that has caused it to be a little bit slower ramp than expected?

And I understand the application is launched, but where do we stand in terms of feeding the market with devices? It was my understanding that you were shipping -- already shipping devices into the region. Is that now on hold? Are you in any kind of retail outlets now? Where do we stand in terms of that?

Jose Gordo - magicJack VocalTec Ltd. - CFO

So Greg, I think we would analogize it kind of the way magicJack got started here in the US. We have shipped devices to Mexico. We have plenty more inventory to ship there.

But what we are really doing now is stimulating interest and contract signings with retailers. We are in discussions with a number of retailers in Mexico. I think realistically, we are targeting middle of the year to have some good number of them signed up. And then hopefully to start seeing traction in the second half of the year on sales. So that is kind of where we are on the device.

And then in terms of the app, I think Jerry mentioned, we literally just started marketing the app maybe a week to 10 days ago. So it is very early to really assess take-up rates. We spent a couple of months trialing a number of different things: price, length of trial period, and so on. And we have kind of tweaked some things and now, as a Jerry said, we launched maybe a week ago at a $1.99 monthly price point. So that is kind of where we are.

Greg Burns - Sidoti & Company - Analyst

Okay. So just so I understand, has there been any change in your relationship with Telefonica? Because just with their retail distribution, it doesn't -- you already have a partnership with them, so it doesn't seem that there would be any kind of negotiation in trying to get distribution into their retail. Why are not we -- why aren't you just moving ahead in getting in all of their Movistar outlets in Mexico?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes. No change in the relationship. It has been a challenge because they have had some logistical issues on their side with their own distribution chain. Not only with their own stores, but with their third-party retailers. And we have kind of been a little bit impacted by that.

The relationship is as strong as when we signed the agreement last year. But they have asked us to be patient and we are looking to get the devices in their locations as soon as we can. It is just premature for us to say when that will be exactly.

Greg Burns - Sidoti & Company - Analyst

Okay. And then I just wanted to go back to the last question about the domestic app. Jerry, you had mentioned you would be looking to partner with people to bring new services to market going forward.

Can you just give us a little more color on that -- like what that means who you'll be partnering with? And would you be porting your app onto some third-party platform? Is that --?

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

No. Actually, not the case. We are -- we have got an app that works quite well. We are on the cusp of launching on iOS; just waiting for Apple's approval to do that. And the Android app is fully developed and it is going to follow.

What I was really referring to in my remarks earlier was that we have done things very nicely at magicJack. It is great business. It has got a long tail. It has got strong cash flows. It has taken a long time to get this app out.

And so you have got to recognize, look, if we are talking about innovation and additional SKUs and additional services and additional products, I think we ought to take stock in what we do best and look for innovation in terms of potential partnering with others. And that is what I was really referring to.

Tim, I don't know if you want to add to that.

Tim McDonald - magicJack VocalTec Ltd. - COO

Yes. No, the only thing I would add to that, Greg, is, look, we got a great brand. We got great distribution. We have got great customers, both on the device and the app. Unfortunately, we haven't been terribly effective at giving them new things to buy from us, quite frankly.

And so we are going to continue to be aggressive in looking for opportunities to find new things to buy, new ways to increase our ARPU from our subscribers. It is a valuable asset. It is largely underutilized today because we are selling one thing. And that one thing is under a lot of pressure in the marketplace.

So it's the job of this management team to find other ways to increase ARPU and sell more things to the customers who value their relationship with magicJack. There are lot of people who are looking for value-oriented telecommunications services. We are selling them voice services. We have to figure out ways to be creative and it needs to be creative with partnerships to find more things that we can sell to those guys.

Greg Burns - Sidoti & Company - Analyst

Okay. And the SMB product. Is that on hold?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes. Right now, it is. We will probably be providing an update on the Q1 call on that.

Greg Burns - Sidoti & Company - Analyst

Okay. And it doesn't look like you bought back any stock this year. What can we expect in terms of the cadence of the buyback going forward? How aggressive are you going to look to be?

Jose Gordo - magicJack VocalTec Ltd. - CFO

I think it is going to be dictated by the market. We are going to be opportunistic. We have got this authorization from our Board of Directors, who wanted to send a signal that we see visibility in our cash flow and wanted to be responsive to some of our shareholders who have been asking about a buyback for some time.

We have had mixed results. We bought a lot of stock back in the past and it really hasn't always resulted in a share price increase, although it has been accretive to EPS. So we are going to be opportunistic and it is going to be, I think, price based. And we will see how it goes and we will certainly update on progress. But we are happy we have the Board's approval on it.

Greg Burns - Sidoti & Company - Analyst

Okay. Thank you.

Operator

And with no questions remaining in the queue, I would like to turn the conference back over to management for any comments or closing remarks.

Jerry Vento - magicJack VocalTec Ltd. - President and CEO

Thank you all for your participation. Look forward to talking to you on our next call.

Operator

And this does conclude today's conference. We thank you all for your participation. You may now disconnect.

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